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                                                                      EXHIBIT 25


                          [DTM CORPORATION LETTERHEAD]


                                  June 20, 2001


3D Systems Corporation
Tiger Deals, Inc.
26081 Avenue Hall
Valencia, California 91355

Ladies and Gentlemen:

In connection with continuing to contest the lawsuit filed by the Antitrust Division of the U.S. Department of Justice (the "DOJ Lawsuit") seeking to prohibit the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 2, 2001 (the "Merger Agreement") by and among 3D Systems Corporation, Tiger Deals, Inc. and DTM Corporation, including the Offer and the Merger, and/or to explore and evaluate other alternatives with respect thereto, including a possible settlement, we consent to your extension of the expiration date of the Offer until midnight Eastern Daylight time on July 10, 2001 (the "Extension Date"). In order to induce you to extend the Offer to such date, we have agreed not to exercise our right to terminate the Merger Agreement under Section 9.1(b)(1)(y) thereof prior to midnight Eastern Daylight time on July 10, 2001, which right we would otherwise be entitled to exercise commencing July 5, 2001, the date which is 65 days following the commencement of the Offer. Notwithstanding the foregoing, this consent shall in no way preclude, restrict, modify or otherwise alter our right to terminate the Merger Agreement under any other provision of the Merger Agreement on or prior to the Extension Date. Without limiting the generality of the foregoing, it is understood and agreed that we will be entitled to terminate the Merger Agreement if that certain Loan and Security Agreement dated as of May 21, 2001 by and among U.S. Bank National Association, 3D Systems Corporation and the other signatories thereto is terminated on or prior to midnight Eastern Daylight time on July 10, 2001.

Capitalized terms used but not defined in this letter shall have the definitions specified in the Merger Agreement.

                                    DTM CORPORATION

                                    By:  /s/ John S. Murchison, III
                                        ----------------------------------------
                                         John S. Murchison, III
                                         President and Chief Executive Officer

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Accepted and agreed to as of June ____, 2001:

3D SYSTEMS CORPORATION                      TIGER DEALS, INC.

By:      /s/ Brian K. Service               By:      /s/ Brian K. Service
     ------------------------------              ----------------------------
Name:    Brian K. Service                   Name:    Brian K. Service
     ------------------------------              ----------------------------
Title:   President and CEO                  Title:   President and CEO
      -----------------------------               ---------------------------





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